Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Northwest Natural Holding Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock(3)	457(a)	200,000	$53.34	$10,668,000.00	.0000927	$988.92

Total Offering Amounts					$10,668,000.00		$988.92

Total Fee Offsets							—

Net Fee Due							$988.92

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also includes an indeterminate number of additional shares that become issuable under the Northwest Natural Holding Company Employee Stock Purchase Plan (the “Plan”) as a result of anti-dilution provisions described therein triggered by any dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s Common Stock on the New York Stock Exchange on August 1, 2022 (such date being within five business days of the date that this registration statement was filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.

(3)	Amount includes additional shares of Common Stock issuable under the Plan pursuant to an amendment adopted and approved by the shareholders of the registrant on May 23, 2022.